                                REVOLVING CREDIT
                               FACILITY AGREEMENT

                                 USD 80,000,000

                              DATED 13 JUNE, 1997

                                    BETWEEN

                                BT INDUSTRIES AB

                                  AS BORROWER

                                      AND

                    SWEDBANK (SPARBANKEN SVERIGE AB (PUBL))

                                   AS LENDER

                                                                           2(12)

1.      PURPOSE

The Borrower requires a Revolving Credit Facility (the "Facility") up to a total amount of USD 80,000,000 to be used to refinance loans to Raymond Corporation and Raymond Leasing Corporation in case the present lenders request early repayment due to change of ownership.


2.      DEFINITIONS

In this Agreement, except where the context otherwise requires:

"Advance"                  means each Advance made or to be made available by
                           the Lender hereunder to the Borrower;

"Advance Date"             means the date upon which each Advance is made
                           available under this Agreement;

"Agreement"                means this Agreement as from time to time amended;

"Business Day"             means a day on which lenders and foreign exchange
                           markets are open for the transaction of business of the nature required by this Agreement in the place or places from time to time specified by the Lender;

"Credit Facility"          means the aggregate principal amount of all Advances
                           pursuant to this Agreement and at any time being outstanding;

"Expiry Date"              means the day which is 12 months after the Borrower's
                           signing of the merger agreement with Raymond
                           Corporation;

"Interest Payment Date"    means the last day of the Interest Period relative to
                           an Advance;

"Interest Period"          means in relation to each Advance a period of 1, 3,
                           or 6 months or such other periods as may be agreed between the Borrower and the Lender. Every Interest period must end before the Expiry Date;

"LIBOR" means, in relation to an Advance denominated in USD, the rate per annum of the offered quotations for deposits in USD and for a period equal to the relevant Interest Period which appears on Reuters screens FRBD-FRBH, (or through such other information system or on such other screens replacing that system or screens respectively) which displays British Bankers Association Interest Settlement Rates for deposits in USD, at or about 11.00 a.m. London time two Business days prior to the commencement of each Interest Period;
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                                                                        3(12)

"Margin"                means 0,675 per cent unit per annum;

"Merger Agreement"      means the agreement and plan of merger by and among the
                        Borrower, the Borrower's wholly owned acquisition subsidiary and Raymond Corporation entered into no later than noon US EDT June 18, 1997;

"USD" means the lawful currency, at any relevant time hereunder, in the United States of America.

In this Agreement headings are for convenience only and wherever relevant singular includes plural and vice versa.


3.      CREDIT FACILITY

The Lender will make available Advances to the Borrower upon the terms and subject to the conditions hereof up to a total amount of USD 80,000,000.

The Borrower is entitled to prepay on any interest roll-over date the drawings, all or part of the Facility in a minimum amount of USD 20,000,000 without penalty provided that 7 Business Days prior written notice has been given to the Lender.

The Borrower is entitled to cancel any undrawn part of the Facility without penalty provided that 7 Business Days prior written notice has been given to the Lender. Any cancelled amount can not be reborrowed.


4.      ADVANCE

Each Advance under this Agreement shall be made available by payment from the Lender to the Borrower upon the Lenders receipt at or before 09.00 a.m. Swedish time, not less than three Business Days prior to each disbursement, of irrevocable payment instruction specifying in respect of such Advance (a) the value date, which must be a Business day (b) the amount expressed in USD and which has to be a minimum amount of USD 20,000,000 (c) the Interest Period and
(d) complete payment instructions.


5.      CONDITIONS PRECEDENT

The following conditions must be fulfilled before an Advance shall be made available under this Agreement:

(a) the Borrower shall have obtained all permits necessary for the entering into this Agreement and making the Advances available;

                                                                          4(12)


(b) the Lender shall be satisfied that the Borrower's representations and warranties in Clause 7 below, to be repeated for each Advance, are true in all material respects;

(c) the Lender shall have received a copy of the request for early repayment of existing financing given to Raymond Corporation and Raymond Leasing Corporation for the purpose of financing Raymond Leasing Corporation's leasing portfolio; and

(d)     the Merger Agreement is in full force and effect.


6.      REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants and the Lender shall be satisfied, that:

(a) the Borrower is duly formed and validly existing under the laws of Sweden and has full power to carry on its business as it is now being conducted and that the entering into and performance of this Agreement by the Borrower is consistent with all the statutes which govern its activities and has been duly authorised by all necessary action on the part of the Borrower;

(b) the Borrower has obtained from the relevant authorities all the permits, consents and authorisations necessary for the entering into and fulfilling of the obligations under this Agreement;

(c) the individual/s signing this Agreement on behalf of the Borrower was/ were duly authorised to sign;

(d) this Agreement constitutes direct, general, legally valid and binding obligations of the Borrower enforceable in accordance with its terms and ranking pari passu with all other unsecured and unsubordinated outstanding indebtedness of the Borrower except debt which is preferred by operation of law;

(e) the execution of this Agreement does not result in a breach of, or constitutes a default under, any agreement or other instrument to which the Borrower is a party or by which it or any of its assets may be bound or affected;

(f) the execution, delivery and performance of this Agreement will not violate in any respect any provision of any existing law or of any regulation or undertaking to which the Borrower is subject or a party;

(g) no litigation, arbitration or administrative proceeding is pending or threatened against the Borrower, which might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower;

(h) no event has occurred which (by giving of notice and/or by lapse of time or otherwise) would constitute an event of default under this Agreement, nor is the Borrower in default under any other Agreement to which it is a party or by which it may be bound or otherwise in default of any kind in respect of any financial

                                                                          5(12)

        commitment or obligation (including obligations under guarantees) which could have a material adverse effect on the Borrower's ability to perform its obligations under this Agreement and nor is the Borrower aware of a fact which (by giving of notice and/or lapse of item or otherwise) would constitute such a default;

(i) this Agreement is not liable to any registration stamp or similar tax otherwise as has been paid or will be paid by the Borrower;

(j) there has been no material adverse change in the financial position of the Borrower to date from its position as presented to the Lender in connection with the negotiation of this Agreement, nor does any written information given by the Borrower in relation to this Credit Facility contain any misstatement of fact as at the date hereof or omit to state a fact which would be materially adverse to the interest of the Lender; and

(k) it has obtained necessary authorisations, approvals, licenses, consents, exemptions, clearances, filings or registrations required for the conduct of the business, trade or ordinary activities.

The Borrower represents and warrants that the conditions under this Clause 7 have been fulfilled and shall also be fulfilled in relevant parts as long as the Borrower has any payment obligations under this Agreement.


7.      REPAYMENT

Each Advance, together with accrued interest, shall be repaid on the Expiry Day or, if such day is not a Business day, on the next following Business Day, unless that day falls in a new calendar month, in which case it shall be paid on the preceding Business Day.


8.      INTEREST

The Borrower shall pay interest on each Advance for the Interest Period relative thereto in accordance with this Clause 8. Interest on each Advance shall be paid on the Interest Payment Day relating thereto except that for any Interest Period in excess of 6 months, accrued interest will be payable after each 6 months, with interest on the remaining period being paid at the end of such period.

The rate of interest applicable to each Advance denominated in USD for the Interest Period relative thereto, shall be the rate per annum determined by the Lender to be the aggregate of (i) LIBOR relevant to such Advance for such Interest Period and (ii) the Margin.

Interest will be calculated on the basis of the actual number of days elapsed and a year of 360 days (365/360).

In the event that the Borrower should fail to pay on the due date any principal or interest or any other amount due hereunder, the Borrower shall pay interest on such principal, interest

                                                                        6(12)


and any other such amount from the due date up to and including the day when the amount is actually paid calculated at a rate determined by the Lender to be the higher of 1 per cent unit per annum above (i) the rate applicable to such overdue amount immediately prior to the due date and (ii) the rate of interest determined by the Lender at which over-night loans in the respective currency are offered to the Lender in the London Interbank Money Market at or about 11:00 a.m. London time on each day during such period in an amount equal to the sum unpaid. Such interest shall be compounded and be payable on demand.

Without prejudice to the foregoing, the Borrower shall indemnify the Lender for any costs or expenses which the Lender may sustain or incur as a consequence of the default in payment by the Borrower.


9.  FEES AND EXPENSES

9.1 Arrangement fee

The Borrower shall pay an Arrangement fee to the Lender which amounts to 0,125 per cent of the amount of the Facility and payable up-front after signing of the Merger Agreement. This fee is payable in full whether or not the Borrower completes the agreed bid on Raymond Corporation.

9.2 Initial and special costs

The Borrower shall forthwith on demand pay the Lender the amount of all reasonable costs and expenses (including legal fees) properly incurred by it in connection with:

(a) the negotiation, preparation, printing and execution of this Agreement and any other necessary documents (including legal opinion);

(b) any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by the Borrower;

(c) travelling expenses;

(d) any other matter, not of an ordinary administrative nature, arising out of or in connection with this Agreement.

9.3 Enforcement's costs

The Borrower shall forthwith on demand pay to the Lender the amount of all reasonable costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of, any rights under this Agreement.


10. PAYMENTS

All payments in favour of the Lender to be made by the Borrower hereunder shall be made

                                                                           7(12)

in the currency in which the Advance is denominated (if not otherwise indicated herein) to the Lender, not later than 11:00 a.m. New York time on the date upon which the relevant payment is due and shall be made in immediately available funds or such funds as shall be customary for lenders for the settlement of international transactions in the respective currencies.

All amounts payable by the Borrower under this Agreement, whether in respect of principal or interest or otherwise, shall be paid in full without any deduction on account of any present or future taxes, levies, duties, charges or other imposts or withholding of any nature imposed or levied by any authority in Sweden save for increased costs arising from an increase of the current BIS capital adequacy requirements. In the event of the Borrower being compelled by law or other regulation to make any such deduction or withholding from any payment to the Lender, the Borrower shall - on the due date - pay such additional amounts as may be necessary to ensure that the aggregate of the net amounts received by the Lender after such deduction or withholding equals the amount which would have been received in the absence of any such deduction or withholding.

All taxes required by law to be deducted or withheld by the Borrower from any amounts paid or payable under this Agreement, shall be paid when due and the Borrower shall, as soon as reasonably practicable after the payment is made, deliver to the Lender all relevant tax receipt - or similar evidence - or copies thereof that the payment has been duly remitted to the appropriate authority.

If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Borrower, it may be applied by the Lender in its discretion, upon informing the Borrower, towards amounts due and unpaid of whatever kind owed by the Borrower under this Agreement.


11.  UNCONDITIONAL PAYMENTS

The liability of the Borrower to make payments or to discharge any other debts under this Agreement is in no way conditional upon performance of any contract by any other party and it shall not be affected in any way by reason of any claim, which the Borrower might have or might consider that it has against any other party or the Lender by way of set-off or counter-claim or otherwise.


12.  ACCOUNTS

The Lender shall maintain in accordance with its usual practice an account or account evidencing the amounts from time to time lent by, owing to and paid to it pursuant to this Agreement and such account or accounts shall constitute (in the absence of manifest error) prima facie evidence of such amounts. The Lender shall regularly provide the Borrower with statements of accounts.

                                                                           8(12)
13.  TERMINATION

Notwithstanding the fact that this Agreement has terminated the provisions in this Agreement (save for paragraph 3) will remain in full force and effect until the Credit Facility is repaid to the full satisfaction of the Lender.


14.  ASSIGNMENT

The Borrower may not assign its rights and obligations under this Agreement unless that the Lender has given its prior written consent.

The Lender may at any time assign all or any part of its rights and/or obligations under this Agreement to any other Lender or financial institution affiliated with the Lender and, with the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, to any other party.

Upon an assignment made in accordance with this Clause the Borrower or the Lender, as the case may be, shall on demand by the other party execute such documents and all such acts as the Lender may request to give effect to the assignment.

All references in this Agreement to the Lender shall after an assignment being made hereunder mutatis mutandis apply also to the assignee. After an assignment has been made hereunder by the Lender, the assignee shall be represented by the Lender as agent until further notice from the assignee. If an assignment will be made hereunder by the Borrower, then the Lender and the assignee shall agree about the representation of the assignee.


15.  FORCE MAJEURE

The Lender shall not be held responsible for any loss or damage resulting from a legal enactment (Swedish or foreign), the intervention of a public authority (Swedish or foreign), an act of war, strike, blockade, boycott, lockout or any other similar circumstances. The reservations in respect of strikes, blockades, boycotts and lockouts shall apply even if the Lender itself takes such measures or is the subject of such measures.

Any loss or damage that has occurred in other circumstances shall be indemnified by the Lender only to the extent that such loss or damage has been caused by gross negligence or wilful misconduct on the part of the Lender. The Lender shall in no case be responsible for indirect losses or damages.

If an impediment as set out above exists with respect to any of the Lender's obligations, then the Lender is entitled to postpone the performance of such obligation until such impediment no longer exists.

                                                                           9(12)

16.   UNDERTAKINGS

The Borrower hereby undertakes with the Lender that as long as any moneys are outstanding under this Agreement:

(a) it will promptly inform the Lender of any occurrence of which it becomes aware which by giving of notice and/or by lapse of time or otherwise would constitute an event of default under this Agreement or any occurrence of which it becomes aware which in its reasonable opinion, might otherwise adversely affect its ability to perform its obligations under this Agreement;

(b) it will obtain or procure the obtaining of every consent and license and do all other acts and things as may from time to time be necessary or desirable for the due performance of its obligations under this Agreement;

(c) it will not create or have outstanding any indebtedness secured on or over its assets or revenues, whether now owned or hereinafter existing, except for liens, security interests, encumbrances, mortgages and pledges arising solely by operation of law and in the ordinary course of its operations;

(d) it will maintain insurance cover in relation to its business and assets of a type and in an amount as is usual for prudent companies carrying on a business such as that carried on by the Borrower in the place of its operations; and

(e) it will provide the Lender, as soon as available but in any event not later than 180 days after the close of its financial year, with its audited unconsolidated and consolidated financial statements (including balance sheets and profit and loss accounts) and supply the Lender with copies of its audited (where required by law, or if not, unaudited) interim report(s) as soon as available but in any event not later than 90 days after the end of the relevant period;


17.   EVENTS OF DEFAULT

Upon the occurrence of any of the following events:

(a) the Borrower fails to repay on the due date any Advance under this Agreement or any interest or other amount payable by the Borrower under this Agreement; or

(b) the Borrower defaults under any other provision of this Agreement and such default continues for thirty (30) days after receipt by the Borrower of notice of such default from the Lender; or

(c) any indebtedness of the Borrower other than the indebtedness created hereunder becomes due and payable prior to the stated maturity thereof resulting from a default thereunder, or if such indebtedness is not paid at the maturity thereof, or if payable on demand such indebtedness is not paid, when demanded, or any guarantee or indebtedness given by the Borrower in relation to a third party is not honoured when

                                                                          10(12)

        due and called, or if the Borrower is otherwise in breach of, or in default under, any agreement pursuant to which such indebtedness was incurred and the occurrence of such event or events is reasonably considered by the Lender to have a material adverse effect on the ability of the Borrower to perform its obligations hereunder; or

(d) necessary approval for the Borrower in connection with this Agreement or the transactions contemplated therein is revoked, rescinded, suspended or otherwise limited in effect; or

(e) any representation or warranty made by the Borrower in this Agreement proves to have been incorrect in any material respect or becomes materially incorrect; or

(f) any order is made by any competent court or resolution passed by the Borrower for the appointment of a liquidator, receiver or trustee of the Borrower or of all or a substantial part of its assets, except for the purpose of amalgamation or reorganisation not involving insolvency the terms of which shall have been previously approved by the Lender; or

(g) the Borrower is unable to, or admits inability to pay its debts as they fall due, or is adjudicated or found bankrupt or insolvent; or

(h) if the Borrower from the date of this Agreement will commence, or conclude prior to the date of this Agreement already commenced, negotiations with any one or more of its creditors, with a view to a general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; or

(i) if it becomes unlawful for the Borrower to perform any of its obligations under this Agreement or any of its obligations hereunder ceases to be valid, binding and enforceable; or

(j) any event or series of events occur which, in the sole opinion of the Lender, has or could reasonably be expected to have a material adverse effect on the financial condition of the Borrower;

then and in any such event the Lender shall have the right by notice given to the Borrower to terminate all or any of the obligations of the Lender under this Agreement and the Credit Facility shall upon such notice immediately, or in accordance with such notice, become repayable together with fees and interest accrued.

In the event that the Lender should exercise its rights under this Clause, the Borrower shall indemnify the Lender for any losses, costs, premium and penalties incurred by the Lender.

18.     LAW AND JURISDICTION

This Agreement shall be deemed to be made under and shall be construed in accordance with and governed in all respects by Swedish law and the Borrower and the Lender hereby irrevocably submits to the jurisdiction of Swedish courts.

                                                                          11(12)

Notwithstanding the provisions of the preceding paragraph, the Lender reserves the right to commence proceedings against the Borrower in the courts of the country where the Borrower is established or domiciled and in the courts of any other country having jurisdiction in respect thereof.

The Borrower hereby expressly agrees to renounce the right to invoke, wherever and under what circumstances, any immunity of jurisdiction or enforcement whatsoever which its status could involve.

19. MISCELLANEOUS

No failure or delay on the part of the Lender to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any power or right hereunder preclude any other or further exercise or the exercise of any other power or right. The rights and remedies provided herein are cumulative and are not exclusive of any rights and remedies provided by law.

20. NOTICE

Every notice or demand under this Agreement shall be in writing or given by telefax. Every notice or demand shall be sent, in case of a letter if to the Lender to Swedbank (Sparbanken Sverige AB), S-105 34 STOCKHOLM, SWEDEN and if to Borrower to BT Industries AB, S-595 81 MJOLBY, SWEDEN and in case of a telefax to the Lender to telefax nr +46 8 791 86 34 and in case of a telefax to the Borrower to telefax nr +46 142 860 82.

Every notice or demand shall, except so far as otherwise expressly provided by this Agreement, be deemed to have been received in the case of a telefax message when dispatched, if received during business hours or, if not, at the beginning of the following Business Day at the place of receipt, and in the case of a letter fourteen (14) Business Days after the time of posting by registered mail, postage prepaid.

21. LANGUAGE

All notices or communication under or in connection with this Agreement shall be in the English language or if in any other language, accompanied by a translation into English. In the event of any conflict between the English text in any other language, the English text shall prevail.

                                                                          12(12)

                        --------------------------------

This Agreement has been executed in two counterparts of which the Borrower and the Lender have taken one each.

SWEDBANK(SPARBANKEN SVERIGE AB (publ))

/s/                                   /s/
----------------                      ---------------

BT INDUSTRIES AB


/s/
----------------